UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2020

TARONIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35586	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

300 W. Clarendon Avenue, Suite 230

Phoenix, AZ 85013

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866-370-3835)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRNX	The Nasdaq Capital Market, LLC

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 12, 2020, Taronis Technologies, Inc. (the “Company”) received notification from the Listing Qualifications department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, due to the Company’s non-compliance with the minimum $1.00 per share bid price threshold for the previous thirty (30) consecutive business day period and given that the Company was subject to ongoing monitoring with respect to its compliance with Nasdaq Listing Rule 5505(a) (the “Bid Price Rule”) by the Nasdaq Hearings Panel (the “Panel”), the Company’s securities would be subject to suspension and delisting unless the Company timely requests a hearing before the Panel. The Company plans to timely request a hearing, which request will stay any further action by Nasdaq at least pending the ultimate outcome of the hearing process.

At the hearing, the Company will present its plan to evidence compliance with the Bid Price Rule and request an extension of time to do so. The Company is taking steps to satisfy the Bid Price Rule within the discretionary period available to the Panel; however, there can be no assurance that the Panel will grant the Company additional time or that the Company will be able to regain compliance within the timeframe that may be granted by the Panel.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Letter from Nasdaq Listings Qualification department dated March 12, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2020

TARONIS TECHNOLOGIES, INC.

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Chief Executive Officer